Exhibit 15.1

(KPMG Letterhead)

June 30, 2017

The Board of Directors and Shareholders

BBVA Banco Francés S.A.

With respect to the subject registration statement, we acknowledge our awareness of the use herein of our report dated June 30, 2017 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Buenos Aires, June 30, 2017

KPMG

/s/ Maria Gabriela Saavedra

Partner